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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   FEINBERG             STEPHEN
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   (Last)               (First)                 (Middle)

    C/O CERBERUS PARTNERS, L.P.
    450 PARK AVENUE - 28TH FLOOR
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                                    (Street)
  NEW YORK               NY                     10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   7/01/99
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

  AMC FINANCIAL, INC.
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)
                                                 1,2
   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

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7.  Invidividual or Joint Group Filing (Check Applicable Line)
     1,2
    X Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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
                                                    1,2                1                                                       1,2
  COMMON STOCK                             2,638,133                  I                        By partnerships and corporations

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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


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
Explanation  of  Responses:

1
  Cerberus Partner, L.P. ("Cerberus") is the holder of and/or has the right to receive 636,716 shares of common stock of AMC Financial, Inc. (formerly known as Cityscape Financial, Inc.) (the "Company"); Cerberus International, Ltd. ("International") is the holder of and/or has the right to receive 1,321,503 shares of common stock of the Company; Ultra Cerberus, Ltd. ("Ultra") is the holder of and/or has the right to receive 95,434 shares of common stock of the Company, and certain private investment funds (the "Funds") in the aggregate are the holders of and/or have the right to receive 584,480 shares of common stock of the Company. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company owned by each of Cerberus, International, Ultra and the Funds.

2
  The reporting person's interest is limited to the extent of his pecuniary interest in Cerberus, International, Ultra and the Funds, if any.


/s/Stephen Feinberg                                         8/17/99
---------------------------------------------            ----------------------
      **Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.